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                                                                     EXHIBIT 4.4

                AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT
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This AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT (this "Agreement") is made and entered into as of August 7, 2001, by and among THE PLASTIC SURGERY COMPANY, INC. a Georgia corporation (the "Company"), PACIFIC MEZZANINE FUND, L.P., a California limited partnership ("PMF"), Nathan Bell, John LeRoy, Dennis Condon and William Brad Winegar (together with any subsequent Investor pursuant to Section 5.12 hereof, each an "Investor" and collectively, the "Investors").

A. The Investors are holders of certain promissory notes (the "Notes") and warrants to purchase shares of the Company's Common Stock (the "Warrants") issued by the Company to such Investors pursuant to (x) a Loan Agreement by and among the Company and the Investors dated as of the date hereof (the "August Loan Agreement") and (y) a Loan Agreement, by and between the Company and PMF, dated as of December 18, 2000, as amended by Amendment No. 1 to December 2000 Loan Agreement (the "December Loan Agreement" and, together with the August Loan Agreement, the "Loan Agreements").

B. The August Loan Agreement provides that, as a condition to the Investors' purchase of Notes and Warrants thereunder, the Company will enter into this Agreement and the Investors will be granted the rights set forth herein.

C. PMF and the Company are parties to an Investors' Rights Agreement, dated as of December 18, 2001, as amended by Amendment No. 1 to Investors' Rights Agreement (the "Prior Agreement") and desire and hereby consent to amend and restate the Prior Agreement by their respective signatures hereto.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
   VOTING AND BOARD REPRESENTATION RIGHTS.
   ---------------------------------------
   BOARD VISITATION RIGHTS. PMF (through up to two of its officers, employees or agents) shall (i) be entitled to attend all meetings of the Company's shareholders and Board of Directors (including meetings of any committees thereof), provided, however, that PMF shall be subject to exclusion of reasonable scope and duration in the event of communications between the Company and legal counsel thereto, which communications relate to the active legal representation of the Company; (ii) be given notice of all such meetings and of all resolutions which are proposed to be adopted by written consent at the time such notice is given to the Company's shareholders, directors or Committee members (as the case may be), and (iii) receive all the minutes, documents and other information as are provided by the Company to the members of the Board of Directors and Committees thereof. PMF acknowledges that the information received by its designee(s) hereunder may be confidential and is for PMF's use only. PMF will not use such confidential information in violation of the Securities Exchange Act of 1934, as amended, or any other applicable securities laws, or reproduce, disclose or disseminate such information to any other person or entity (other than its officers, partners, employees or agents or other Investors having a need to know the contents of such information, and its attorneys, provided such persons also agree in writing to keep such information confidential), except in connection with the exercise of rights or remedies under this Agreement, the Loan Agreements or any other agreement referred to in the Loan Agreements, unless the Company has made such information available to the public generally or if PMF gives the Company written notice at least twenty
   (20) days prior to disclosure (or such reasonable notice that may be necessary to provide the Company with an opportunity to seek a protective order covering such information) that PMF is required to disclose such information by a governmental body.
   REPRESENTATION ON BOARD OF DIRECTORS. So long as the shares of the Company's Common Stock issued or issuable under the Warrants and Notes and any other equity securities held by the Investors constitute at least five percent (5%) of the then-outstanding shares of Common Stock of the Company, assuming exercise of all then outstanding options and warrants and conversion of all securities by their terms convertible into or exchangeable for Common Stock of the Company (collectively, "Fully-Diluted Shares"), PMF shall have the

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   right, exercisable from time to time at its option by giving prior written notice to the Company, to nominate one representative of PMF to the Company's Board of Directors at the next annual meeting of shareholders of the Company. Following receipt of such written notice, the Company shall as soon as reasonably practicable after receipt of such notice and in order to nominate such designee to the Company's Board of Directors (a) take all steps necessary to nominate the designee of PMF to serve as a member of the Board of Directors of the Company and (b) recommend the election of such designee to the shareholders of the Company in any proxy statement, or preliminary proxy statement, request for written consent of shareholders or any other solicitation of the consent or vote of shareholders of the Company for the purpose of nominating or electing members of the Board of Directors or removing directors.
   TERMINATION. The parties further agree that Section 1.1 above shall (i) be in effect only during such periods that the Investors' nominee has not been appointed or elected director of the Company pursuant to Section 1.2 above and (ii) shall terminate upon the date that (x) the shares of Company's Common Stock issued or issuable under the Warrants and any other equity securities held by the Investors do not constitute at least two and one half percent (2.5%) of the Fully Diluted Shares and (y) the Company has both performed all of its obligations and discharged all of its indebtedness to PMF in connection with the Loan Documents (as defined in the Loan Agreements). Section 1.2 above shall terminate upon the date that the shares of the Company's Common Stock issued or issuable under the Warrants and any other equity securities held by the Investors do not constitute at least five percent (5%) of the Fully-Diluted Shares.
   REGISTRATION RIGHTS.
   --------------------
   DEFINITIONS.  For purposes of this Section 2:
   REGISTRATION. The terms "register," "registration" and "registered" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement.
   INVESTORS' REGISTRABLE SECURITIES. The term "Investors' Registrable Securities" means: (1) all the shares of Common Stock of the Company issued or issuable upon exercise of the Warrants; (2) all the shares of Common Stock of the Company issued or issuable upon conversion of those certain Convertible Promissory Notes issued by the Company pursuant to the August Loan Agreement (the "Convertible Notes"); (3) all the shares of Common Stock of the Company issued as in-kind interest payments on the Notes issued pursuant to the December Loan Agreement (such Notes, the "December Notes") and (4) any shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, all such shares of Common Stock described in clauses (1), (2) and (3) of this subsection
(b); excluding in all cases, however, any Investors' Registrable Securities sold to the public or sold pursuant to Rule 144 promulgated under the Securities Act.
   HOLDER. For purposes of this Section 2 hereof, the term "Holder" means any person owning of record Registrable Securities that have not been sold to the public or pursuant to Rule 144 promulgated under the Securities Act.
   FORM S-3. The term "Form S-3" means such form under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.
   SEC. The term "SEC" or "Commission" means the U.S. Securities and Exchange Commission.
   OTHER REGISTRABLE SECURITIES. The term "Other Registrable Securities" means the any shares of common stock of the Company that have piggyback registration rights as of the date hereof, which shares are more fully identified on Schedule 2.1(f).
   REGISTRABLE SECURITIES. "Registrable Securities" means the Investors' Registrable Securities and the Other Registrable Securities, collectively.
   DEMAND REGISTRATION.
   REQUEST BY HOLDERS. If the Company shall receive at any time, a written request from the Holders of at least a majority of shares of the Investors' Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of Investors' Registrable Securities pursuant to this Section 2.2, then the Company shall (1)

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within twenty (20) days after the receipt of such written request, give written notice of such request ("Request Notice") to all Holders of Investors' Registrable Securities, and (2) as soon as reasonably practicable file a registration statement under the Securities Act with respect to all Investors' Registrable Securities which Holders of Investors' Registrable Securities request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) days after receipt of the Request Notice and use its reasonable best efforts to effect the registration as soon as practicable, subject only to the limitations of this
Section 2.
   UNDERWRITING. If the Holders of Investors' Registrable Securities initiating the registration request under this Section 2.2 or 2.4 ("Initiating Holders") intend to distribute the Investors' Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 2.2 or 2.4, as the case may be, and the Company shall include such information in the written notice referred to in subsection 2.2(a) or 2.4(a), as the case may be. In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Company and a majority in interest of the Initiating Holders. Notwithstanding any other provision of this
Section 2.2 or Section 2.4, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten then the Company shall so advise all Holders of Registrable Securities that would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities then outstanding held by each person requesting registration (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all securities proposed to be registered for the account of the Company are first entirely excluded from the underwriting. Any Registrable Securities excluded and withdrawn from such underwriting shall be withdrawn from the registration.
   MAXIMUM NUMBER OF DEMAND REGISTRATIONS. The Company is obligated to effect only two (2) such registrations pursuant to this Section 2.2.
   DEFERRAL. Notwithstanding the foregoing, if the Company shall furnish to Initiating Holders, a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, then the Company shall have the right to defer such filing for a period of not more than 90 days after receipt of the Request Notice; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period.
   EXPENSES. All expenses incurred in connection with a registration pursuant to this Section 2.2, including without limitation all registration and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company, and reasonable fees of one counsel to the selling Holders (but excluding underwriters' discounts and commissions), shall be borne by the Company. Each Holder participating in a registration pursuant to this
Section 2.2 shall bear such Holder's proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all discounts, commissions or other amounts payable to underwriters or brokers in connection with such offering. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to this Section 2.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Investors' Registrable Securities to be registered, unless the Holders of a majority of the Investors' Registrable Securities then outstanding agree to forfeit their right to one (1) demand registration granted pursuant to this
Section 2.2 (in which case such right shall be forfeited by all Holders of Investors' Registrable Securities); provided, further, however, that if at the time of such withdrawal, the participating Holders of Investors' Registrable

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Securities have learned of a material adverse change in the condition, business, or prospects of the Company not known to such Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then such Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to this Section 2.2.
   PIGGYBACK REGISTRATIONS. The Company shall notify all Holders of Investors' Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company and demand registrations made by holders of Registrable Securities but excluding registration statements relating to any employee benefit plan or a corporate reorganization, including securities issued by the Company in an acquisition transaction) and will afford each such Holder of Investors' Registrable Securities an opportunity to include in such registration statement all or any part of the Investors' Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Investors' Registrable Securities held by such Holder shall, within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Investors' Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Investors' Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Investors' Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.
   UNDERWRITING. If a registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, then the Company shall so advise the Holders of Investors' Registrable Securities. In such event, the right of any such Holder's Investors' Registrable Securities to be included in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Investors' Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Investors' Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, and second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of Registrable Securities then held by each such person. If any Holder of Investors' Registrable Securities disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least twenty (20) days prior to the effective date of the registration statement. Any Investors' Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder that is a partnership or corporation, the partners, retired partners and shareholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "Holder," and any pro rata reduction with respect to such "Holder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "Holder," as defined in this sentence.
   EXPENSES. All expenses incurred in connection with a registration pursuant to this Section 2.3 (excluding underwriters' and brokers' discounts and commissions), including, without limitation all federal registration and qualification fees, "blue sky" registration and qualification fees for up to ten
(10) states, printers' and accounting fees, fees and disbursements of counsel for the Company and reasonable fees of one counsel to participating Holders, shall be borne by the Company.

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   FORM S-3 REGISTRATION. The Company shall use its best efforts to qualify for registration on Form S-3 or any comparable or successor form or forms. In case the Company shall receive from any Holder or Holders of Investors' Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Investors' Registrable Securities owned by such Holder or Holders, then the Company will:
   NOTICE. Promptly give written notice of the proposed registration and the Holder's or Holders' request therefor, and any related qualification or compliance, to all other Holders of Investors' Registrable Securities; and
   REGISTRATION. As soon as practicable, file such registration statement and use its reasonable best efforts to effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Investor's Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders requesting to participate in such registration as are specified in a written request given within twenty (20) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:
   IF FORM S-3 IS NOT AVAILABLE FOR SUCH OFFERING;
   IF THE HOLDERS REQUESTING TO PARTICIPATE IN SUCH REGISTRATION, PROPOSE TO SELL REGISTRABLE SECURITIES AT AN AGGREGATE PRICE TO THE PUBLIC OF LESS THAN $75,000;
   IF THE COMPANY SHALL FURNISH TO THE REQUESTING HOLDERS A CERTIFICATE SIGNED BY THE PRESIDENT OR CHIEF EXECUTIVE OFFICER OF THE COMPANY STATING THAT IN THE GOOD FAITH JUDGMENT OF THE BOARD OF DIRECTORS OF THE COMPANY, IT WOULD BE SERIOUSLY DETRIMENTAL TO THE COMPANY AND ITS SHAREHOLDERS FOR SUCH FORM S-3 REGISTRATION TO BE EFFECTED AT SUCH TIME, IN WHICH EVENT THE COMPANY SHALL HAVE THE RIGHT TO DEFER THE FILING OF THE FORM S-3 REGISTRATION STATEMENT NO MORE THAN ONCE DURING ANY TWELVE MONTH PERIOD FOR A PERIOD OF NOT MORE THAN 90 DAYS AFTER RECEIPT OF THE REQUEST OF THE HOLDER OR HOLDERS UNDER THIS SECTION 2.4;
   IF THE COMPANY HAS, WITHIN THE SIX (6) MONTH PERIOD PRECEDING THE DATE OF SUCH REQUEST, ALREADY EFFECTED ONE (1) REGISTRATION ON FORM S-3 FOR ANY HOLDERS OF INVESTORS' REGISTRABLE SECURITIES PURSUANT TO THIS SECTION 2.4; OR
   IN ANY PARTICULAR JURISDICTION IN WHICH THE COMPANY WOULD BE REQUIRED TO QUALIFY TO DO BUSINESS OR TO EXECUTE A GENERAL CONSENT TO SERVICE OF PROCESS IN EFFECTING SUCH REGISTRATION, QUALIFICATION OR COMPLIANCE.
   EXPENSES. Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered pursuant to this Section 2.4 as soon as practicable after receipt of the request or requests of the Holders for such registration. The Company shall pay all expenses incurred in connection with each registration requested pursuant to this Section 2.4 (excluding underwriters' or brokers' discounts and commissions), including without limitation all filing, federal registration and qualification fees, "blue sky" registration and qualification fees for up to ten (10) states, printers' and accounting fees, the reasonable fees and disbursements of counsel for the Company and the reasonable fees of one counsel to participating Holders.
   NOT DEMAND REGISTRATION. Form S-3 registrations shall not be deemed to be demand registrations as described in Section 2.2 above.
   UNDERWRITING. If the Holders of Investors' Registrable Securities initiating registration pursuant to this Section 2.4 intend to distribute the Investors' Registrable Securities covered by their request by means of an underwriting, then they shall advise the Company as part of their request made pursuant to this Section 2.4, and the provisions of Section 2.2(b) above shall apply to such registration.
   OBLIGATIONS OF THE COMPANY. Whenever required to effect the registration of any Investors' Registrable Securities under this Agreement, the Company shall, as expeditiously as reasonably possible: Prepare and file with the SEC a registration statement with respect to such Investors' Registrable Securities and use reasonable, diligent efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Investors' Registrable Securities registered thereunder, keep such registration statement effective for up to ninety (90) days.

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   Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.
   Furnish to the participating Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Investors' Registrable Securities owned by them that are included in such registration.
   Use reasonable, diligent efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions (not to exceed ten states) as shall be reasonably requested by the participating Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.
   In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.
   Notify each Holder of Investors' Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.
   Furnish, at the request of any Holder requesting registration of Investors' Registrable Securities, on the date that such Investors' Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (1) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders of Investors' Registrable Securities requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Investors' Registrable Securities and (2) to the extent permitted under the rules of AICPA a "comfort" letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders of Investors' Registrable Securities requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Investors' Registrable Securities.
   FURNISH INFORMATION. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.2, 2.3 or 2.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Investors' Registrable Securities held by them, and the intended method of disposition of such securities as shall be required to timely effect the registration of their Investors' Registrable Securities. DELAY OF REGISTRATION. No Holder of Investors' Registrable Securities shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2. INDEMNIFICATION. In the event any Investors' Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:
   BY THE COMPANY. To the extent permitted by law, the Company will indemnify and hold harmless each Holder of such Investors' Registrable Securities, the partners, officers and directors of each such Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended, (the "1934 Act"), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the l934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in

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respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, "Violations" and, individually, a "Violation"):
   ANY UNTRUE STATEMENT OR ALLEGED UNTRUE STATEMENT OF A MATERIAL FACT CONTAINED IN SUCH REGISTRATION STATEMENT, INCLUDING ANY PRELIMINARY PROSPECTUS OR FINAL PROSPECTUS CONTAINED THEREIN OR ANY AMENDMENTS OR SUPPLEMENTS THERETO;
   THE OMISSION OR ALLEGED OMISSION TO STATE THEREIN A MATERIAL FACT REQUIRED TO BE STATED THEREIN, OR NECESSARY TO MAKE THE STATEMENTS THEREIN NOT MISLEADING,
OR
   ANY VIOLATION OR ALLEGED VIOLATION BY THE COMPANY OF THE SECURITIES ACT, THE 1934 ACT, ANY FEDERAL OR STATE SECURITIES LAW OR ANY RULE OR REGULATION PROMULGATED UNDER THE SECURITIES ACT, THE 1934 ACT OR ANY FEDERAL OR STATE SECURITIES LAW IN CONNECTION WITH THE OFFERING COVERED BY SUCH REGISTRATION STATEMENT;
and the Company will reimburse each such Holder, partner, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; PROVIDED HOWEVER, that the indemnity agreement contained in this subsection 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.
   BY SELLING HOLDERS. To the extent permitted by law, each selling Holder of Investors' Registrable Securities will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder's partners, directors or officers or any person who controls such Holder within the meaning of the Securities Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; PROVIDED, HOWEVER, that the indemnity agreement contained in this subsection 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and PROVIDED FURTHER, that the total amounts payable in indemnity by a Holder under this
Section 2.8(b) in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.
   NOTICE. Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; PROVIDED, HOWEVER, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.
   DEFECT ELIMINATED IN FINAL PROSPECTUS. The foregoing indemnity agreements of the Company and Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the "Final Prospectus"), such indemnity agreement shall not inure to the benefit of any person if a copy of the Final Prospectus was furnished to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.
   CONTRIBUTION. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (1) any Holder exercising rights under this Agreement, or any controlling person of any such Holder, makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (2) contribution under the Securities Act may be required on the part of any such selling Holder or any such controlling person in circumstances for which indemnification is provided under this Section 2.8; then, and in each such case, the Company and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that such Holder is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and other selling Holders are responsible for the remaining portion; PROVIDED, HOWEVER, that, in any such case, (A) no such Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.
   SURVIVAL. The obligations of the Company and Holders of Investors'
Registrable Securities under this Section 2.8 shall survive the completion of any offering of Investors' Registrable Securities in a registration statement, and otherwise.
   RULE 144 REPORTING. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Registrable Securities to the public without registration, after such time as a public market exists for the Common Stock of the Company, the Company agrees to:
 Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;
   Use reasonable, diligent efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the 1934 Act (at any time after it has become subject to such reporting requirements); and
   So long as a Holder owns any Investors' Registrable Securities, to furnish to such Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the 1934 Act (at any time after it has become subject to the reporting requirements of the 1934 Act), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration (at any time after the Company has become subject to the reporting requirements of the 1934 Act).

   OTHER RIGHTS. From and after the date of this Agreement, the Company shall not, without the prior written consent of the holders of a majority of the Investors' Registrable Securities, grant to any shareholder of the Company any demand, piggyback, or S-3 registration rights superior to those of the Holders of the Investors' Registrable Securities or rights pari passu with the Holders of the Investors' Registrable Securities with respect to Sections 2.2(b), 2.3(a) and 2.4(e) hereof. In addition, the Company will grant Holders of the Investors' Registrable Securities any registration rights granted to subsequent purchasers of securities of the Company to the extent that such subsequent rights are superior, as determined in good faith by the Company's Board of Directors, to those granted to Holders of the Investors' Registrable Securities.
   RIGHT OF FIRST REFUSAL.
   -----------------------
   GENERAL. Each Investor (a "Rights Holder") has the right of first refusal to purchase such Rights Holder's Pro Rata Share (as defined below), of all (or any part) of any "New Securities" (as defined in Section 3.2) that the Company may from time to time issue after the date of this Agreement. A Rights Holder's "Pro Rata Share" for purposes of this right of first refusal is the ratio of (a) the number of Investors' Registrable Securities as to which such Rights Holder is the Holder (and/or is deemed to be the Holder under Section 2.1(b)), to (b) a number of shares of Common Stock of the Company equal to the sum of (1) the total number of shares of Common Stock of the Company then outstanding plus (2) the total number of shares of Common Stock of the Company into which all then outstanding Warrants and Notes are then convertible plus (3) the number of shares of Common Stock of the Company reserved for issuance under stock purchase and stock option plans of the Company and outstanding warrants and other convertible securities. New Securities.
   "NEW SECURITIES" shall mean any Common Stock or Preferred Stock of the Company, whether now authorized or not, and rights, options or warrants to purchase such Common Stock or Preferred Stock issued after the date hereof, and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Common Stock or Preferred Stock, unless waived by PMF; PROVIDED, HOWEVER, that the term "New Securities" DOES NOT INCLUDE:
      shares of Common Stock issued or issuable upon (i) exercise of the Warrants, (ii) conversion of the Convertible Notes, or (iii) in-kind payment of interest on the December Notes;
      any shares of Common Stock issued or issuable upon conversion or exercise of currently outstanding options, warrants or convertible securities;
      shares of Common Stock or Preferred Stock issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity or fifty percent (50%) or more of the voting power of such other corporation or entity or fifty percent (50%) or more of the equity ownership of such other entity;
      shares of the Company's Common Stock or Preferred Stock issued in connection with any stock split or stock dividend;
      securities offered by the Company to the public pursuant to a registration statement filed under the Securities Act; and
      securities issued or issuable under the Company's stock purchase and stock option plans approved by the Company's Board of Directors.
   PROCEDURES. In the event that the Company proposes to undertake an issuance of New Securities, it shall give to each Rights Holder written notice of its intention to issue New Securities (the "Notice"), describing the type of New Securities and the price and the general terms upon which the Company proposes to issue such New Securities. Each Rights Holder shall have twenty (20) days from the date of mailing of any such Notice to agree in writing to purchase such Rights Holder's Pro Rata Share of such New Securities for the price and upon the general terms specified in the Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Rights Holder's Pro Rata Share). If any Rights Holder fails to so agree in writing within such twenty (20) day period to purchase such Rights

Holder's full Pro Rata Share of an offering of New Securities (a "Nonpurchasing Holder"), then such Nonpurchasing Holder shall forfeit the right hereunder to purchase that part of his Pro Rata Share of such New Securities that he did not so agree to purchase and the Company shall promptly give each Rights Holder who has timely agreed to purchase his full Pro Rata Share of such offering of New Securities (a "Purchasing Holder") written notice of the failure of any Nonpurchasing Holder to purchase such Nonpurchasing Rights Holder's full Pro Rata Share of such offering of New Securities (the "Overallotment Notice"). Each Purchasing Holder shall have a right of overallotment such that such Purchasing Holder may agree to purchase a portion of the Nonpurchasing Holders' unpurchased Pro Rata Shares of such offering on a pro rata basis according to the relative Pro Rata Shares of the Purchasing Rights Holders, at any time within ten (10) days after receiving the Overallotment Notice. Rights Holders exercising the right of first refusal set forth in this Section 3 may pay the purchase price for such securities (i) in cash (by check) or by wire transfer, (ii) by cancellation of any outstanding debt and/or accrued interest, including the Notes, owed by the Company to the Rights Holder; (iii) by exchange of the Company's securities held by Rights Holder at the Fair Market Value thereof or
(iv) by a combination of (i), (ii) and (iii).

The term "Fair Market Value" of a share of Common Stock as of a particular date shall mean:
      IF TRADED ON A SECURITIES EXCHANGE OR THE NASDAQ NATIONAL MARKET, THE FAIR MARKET VALUE SHALL BE DEEMED TO BE THE AVERAGE OF THE CLOSING PRICES OF THE COMMON STOCK OF THE COMPANY ON SUCH EXCHANGE OR MARKET OVER THE 5 BUSINESS DAYS ENDING IMMEDIATELY PRIOR TO THE APPLICABLE DATE OF VALUATION;
      IF ACTIVELY TRADED OVER-THE-COUNTER, THE FAIR MARKET VALUE SHALL BE DEEMED TO BE THE AVERAGE OF THE CLOSING BID PRICES OVER THE 30-DAY PERIOD ENDING IMMEDIATELY PRIOR TO THE APPLICABLE DATE OF VALUATION; AND
      IF THERE IS NO ACTIVE PUBLIC MARKET, THE FAIR MARKET VALUE SHALL BE THE VALUE THEREOF, AS DETERMINED IN GOOD FAITH BY THE COMPANY'S BOARD OF DIRECTORS; PROVIDED, HOWEVER, THAT IF THE RIGHTS HOLDER OBJECTS IN GOOD FAITH TO SUCH DETERMINATION, THEN SUCH VALUE SHALL BE DETERMINED BY AN INDEPENDENT VALUATION FIRM EXPERIENCED IN VALUING BUSINESSES SUCH AS THAT OF THE COMPANY AND JOINTLY SELECTED IN GOOD FAITH BY THE COMPANY AND THE RIGHTS HOLDER. FEES AND EXPENSES OF THE VALUATION FIRM SHALL BE SHARED EQUALLY BY THE COMPANY AND THE RIGHTS HOLDER.
   FAILURE TO EXERCISE. In the event that the Rights Holders fail to exercise in full the right of first refusal within such twenty (20) plus ten (10) day period, then the Company shall have 120 days thereafter to sell the New Securities with respect to which the Rights Holders' rights of first refusal hereunder were not exercised, at a price and upon general terms not materially more favorable to the purchasers thereof than specified in the Company's Notice to the Rights Holders. In the event that the Company has not issued and sold the New Securities within such 120 day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Rights Holders pursuant to this Section 3.
   TERMINATION. This right of first refusal shall terminate upon (1) the acquisition of all or substantially all the assets of the Company, (2) an acquisition of the Company by another corporation or entity by consolidation, merger or other reorganization in which the holders of the Company's outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) or more of the voting power of the corporation or other entity surviving such transaction or (3) upon the date that the shares of the Company's Common Stock issued or issuable under the Warrants and any other equity securities held by the Investors do not constitute at least five percent (5%) of the Fully-Diluted Shares.
   OTHER RIGHTS. From and after the date of this Agreement, the Company will grant the Investors any rights of first refusal granted to subsequent purchasers of preferred stock of the Company to the extent that such subsequent rights are superior, as determined in good faith by the Company's Board of Directors, to those granted to the Investors.

   ASSIGNMENT AND AMENDMENT.
   -------------------------
   ASSIGNMENT. The rights of an Investor under Sections 1 and 2 hereof may be assigned to a party who acquires any Note or Warrant issued under the Loan Agreements; provided, however that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 4 and provided further that the assignor of rights under Sections 1 and 2 hereof shall provide prompt written notice or such assignment to the Company. The rights of an Investor under Section 3 hereof may not be assigned.
   AMENDMENT OF RIGHTS. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and holders of more than 50% of the outstanding principal balance under the Notes (as defined in the Loan Agreements). Any amendment or waiver effected in accordance with this Section 4.2 shall be binding upon each Investor, each Holder, each permitted successor or assignee of such Investor or Holder and the Company. Notwithstanding the foregoing, additional parties may advance certain funds to the Company in accordance with Section 1.2(e) of the August Loan Agreement, and such parties shall be bound by and entitled to the terms, benefits and conditions contained herein by the execution and delivery of a signature page to this Agreement; such subsequent addition shall not be deemed a modification, amendment or waiver of the terms of this Agreement.
   GENERAL PROVISIONS.
   -------------------
   NOTICES. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if deposited in the U.S. mail by registered or certified mail, return receipt requested, postage prepaid, as follows: if to an Investor, at such Investor's respective address as set forth on the signature page hereof. if to the Company, at 509 E. Montecito Street, Santa Barbara, CA 90103, Attn:
Dennis Condon.

Any party hereto (and such party's permitted assigns) may by notice so given change its address for future notices hereunder. Notice shall conclusively be deemed to have been given when personally delivered or when deposited in the mail in the manner set forth above.
   ENTIRE AGREEMENT. This Agreement, together with all the Exhibits hereto, constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof and amends and restates the Prior Agreement in its entirety.
   GOVERNING LAW. This Agreement shall be governed by and construed exclusively in accordance with the internal laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California, excluding that body of law relating to conflict of laws.
   SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.
   THIRD PARTIES. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

   SUCCESSORS AND ASSIGNS. Subject to the provisions of Section 4.1, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto.
   CAPTIONS. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.
   COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
   COSTS AND ATTORNEYS' FEES. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party's costs and attorneys' fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.
   ADJUSTMENTS FOR STOCK SPLITS, ETC. Wherever in this Agreement there is a reference to a specific number of shares of Common Stock of the Company, then, upon the occurrence of any subdivision, combination or stock dividend of such stock, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such stock by such subdivision, combination or stock dividend.
   AGGREGATION OF STOCK. All shares held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.
   ADDITIONAL INVESTORS. The parties acknowledge and agree that additional parties may lend funds to Borrower under the same terms as PMF under the Loan Agreements. Such additional lenders shall execute this Agreement together with such additional documents as PMF may reasonably require in form and content satisfactory to PMF prior to making such loan.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

                                 THE PLASTIC SURGERY COMPANY
                                 /S/ Dennis Condon
                                 -----------------------------------------------
                                 President and Chief Executive Officer

                                 THE INVESTORS:
                                 PACIFIC MEZZANINE FUND, L.P.

                                 Address: 2200 Powell Street, Suite 1250
                                          Emeryville, CA 94608
                                 By:   Pacific Private Capital
                                 Its:  General Partner

                                 By:/S/ Nathan W. Bell
                                 -----------------------------------------------
                                      General Partner

                                 /S/ Nathan W. Bell
                                 -----------------------------------------------
                                 Nathan Bell
                                 Address:

                                 /S/ John LeRoy John LeRoy
                                 -----------------------------------------------
                                 Address:

                                 /S/ Dennis Condon
                                 -----------------------------------------------
                                 Dennis Condon
                                 Address:

                                 /S/ William Brad Winegar
                                 -----------------------------------------------
                                 William Brad Winegar
                                 Address:


                 [SIGNATURE PAGE TO INVESTORS' RIGHTS AGREEMENT]

                                 /S/ Keith Belling
                                 -----------------------------------------------
                                 Keith Belling
                                 Address:     550 Montgomery Street,Suite 900
                                              San Francisco, CA 94111


                                 /S/ Lee Carson
                                 -----------------------------------------------
                                 Lee Carson
                                 Address: 600 Montgomery Street, 39th Floor San Francisco, CA 94111


                                 /S/ Robert London
                                 -----------------------------------------------
                                 Robert London
                                 Address:     809 Presidio Avenue, Suite B
                                              Santa Barbara, CA 93101


                                 /S/ Curting J. Pabst IRA
                                 -----------------------------------------------
                                 Curtis J. Pabst IRA
                                 Address:     809 Presidio Avenue, Suite B
                                              Santa Barbara, CA 93101


                                 /S/ George Sarlo
                                 -----------------------------------------------
                                 George Sarlo
                                 Address:     750 Battery Street
                                              San Francisco, CA 94111


                 [SIGNATURE PAGE TO INVESTORS' RIGHTS AGREEMENT]

                                 /S/ Patricia Altavilla
                                 -----------------------------------------------
                                 Patricia Altavilla
                                 Address:


                                 /S/ Adam Romo
                                 -----------------------------------------------
                                 Adam Romo
                                 Address:


                                 Roth Capital Partners, LLC


                                 By: /S/ Gordon Roth
                                 -----------------------------------------------
                                 Name: Gordon Roth
                                 Title: Chief Financial Officer
                                 Address:


                 [SIGNATURE PAGE TO INVESTORS' RIGHTS AGREEMENT]